Exhibit 99.1

Myomo Reports Fourth Quarter and Full Year 2023 Financial Results

Q4 total revenue of $4.8 million, up 18% over the prior year

Addition of Medicare Part B patients to backlog results in record 183 MyoPro orders and insurance authorizations received in Q4, up 87% over the prior year

Record backlog of 230 patients as of December 31, 2023

Introduces 2024 first quarter and full year guidance

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (March 7, 2024) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three months and year ended December 31, 2023.

Financial and operational highlights for the fourth quarter of 2023 include the following (all comparisons are with the fourth quarter of 2022):

•
Total and product revenue was $4.8 million, up 18%;
•
Revenue units were 107, up 6%;
•
MyoPro® orders and insurance authorizations were received for 183 units, up 87%;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 230 units, up 40%, and includes 44 Medicare Part B patients for whom either rental payments have been received, or have been qualified for delivery;
•
381 new candidates were added to the patient pipeline, up 17%;
•
There were 1,042 MyoPro candidates in the patient pipeline as of December 31, 2023, up 18%;
•
Gross margin was 65.3%, up 30 basis points; and,
•
Cost per pipeline add, which reflects only payers that have previously reimbursed for the MyoPro, was $2,246, a reduction of 16%.

Management Commentary

“Fourth quarter and full year 2023 revenues were in line with our expectations as we continued to post solid gains in all key performance metrics," said Paul R. Gudonis, Myomo's chairman and chief executive officer. "Our pace in converting pipeline to backlog accelerated during the fourth quarter as 44 Medicare Part B patients were included in the year-end count, resulting in a record backlog of 230 patients as the first quarter began. We believe 2024 can be a transformational year for the Company and for Medicare Part B beneficiaries who now have access to the MyoPro."

Financial Results

	For the Three Months Ended December 31,		Period- to-Period Change		For the Year Ended December 31,		Period- to-Period Change
	2023	2022	$	%	2023	2022	$	%
Product revenue	$4,756,383	$4,041,526	$714,857	18%	$17,476,238	$14,555,229	$2,921,009	20%
License revenue	-	-	-	-	1,764,920	1,000,000	764,920	76
Total revenue	4,756,383	4,041,526	714,857	18	19,241,158	15,555,229	3,685,929	24
Cost of revenue	1,651,505	1,413,916	237,589	17	6,058,775	5,302,133	756,642	14
Gross profit	$3,104,878	$2,627,610	$477,268	18%	$13,182,383	$10,253,096	$2,929,287	29%
Gross margin	65.3%	65.0%		0.3%	68.5%	65.9%		2.6%

Total and product revenue for the fourth quarter of 2023 was $4.8 million, up 18% compared with the fourth quarter of 2022. Growth in total and product revenue was driven by a higher number of revenue units and a higher average selling price (“ASP”). Myomo recognized revenue on 107 MyoPro units in the fourth quarter of 2023, up 6% compared with the same quarter a year ago. Full year product revenue was $17.5 million, up 20% over 2022. Including license revenue, total revenue for 2023 was $19.2 million, up 24% compared with 2022.

Gross margin for the fourth quarter of 2023 was 65.3%, compared with 65.0% for the fourth quarter of 2022. The increase was driven primarily by a higher ASP, offset by some material and other cost increases. Full year 2023 gross margin was 68.5%, compared with 65.9% in 2022. The increase was due to higher license revenue from the Company's joint venture in China, which is recorded at 100% gross margin, and a slightly higher ASP.

Operating expenses for the fourth quarter of 2023 were $5.5 million, an increase of 14% compared with the fourth quarter of 2022. The increase was driven primarily by higher outside development spending to accelerate completion of certain projects and higher incentive compensation accruals, offset by lower advertising expenses. Advertising costs of $0.9 million decreased 17% from the fourth quarter of 2022. Cost per pipeline add was $2,246, a decrease of 16% from the fourth quarter of 2022. Operating expenses for 2023 were $21.4 million, an increase of 2% from 2022.

Operating loss for the fourth quarter of 2023 was $2.4 million, compared with an operating loss of $2.2 million for the fourth quarter of 2022. Net loss for the fourth quarter of 2023 was $2.5 million, or $0.07 per share, compared with a net loss of $2.2 million, or $0.29 per share, for the fourth quarter of 2022. Full year 2023 operating loss was $8.2 million, compared with an operating loss of $10.7 million for 2022. Full year 2023 net loss was $8.1 million, or $0.28 per share, compared with a net loss of $10.7 million, or $1.52 per share, for 2022.

Adjusted EBITDA for the fourth quarter of 2023 was $(2.1) million, compared with $(1.9) million for the fourth quarter of 2022. Full year 2023 Adjusted EBITDA was $(7.0) million, compared with $(9.3) million for 2022. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

The pipeline was 1,042 patients as of December 31, 2023, compared with 883 patients as of December 31, 2022, representing an increase of 18%. There were 381 patients added to the pipeline during the fourth quarter of 2023, an increase of 17% compared with the fourth quarter of 2022. The year end 2023 pipeline included more than 150 Medicare Part B patients.

Backlog was a record 230 units as of December 31, 2023, up 40% compared with December 31, 2022. Backlog included 44 Medicare Part B patients for whom we are receiving rental payments and have not been paid in full, patients who have received a MyoPro with claims filed and patients who have been qualified for delivery based on receipt of appropriate medical documentation.

Centers for Medicare & Medicaid Services Update

On January 1, 2024, the MyoPro was officially designated as a brace by the Centers for Medicare & Medicaid Services ("CMS") and became eligible for lump sum reimbursement. On February 29, 2024, final fees were published by CMS for its Healthcare Common Procedure Coding System ("HCSPS") codes L8701 and L8702 of $33,480.90 and $65,871.74, respectively, effective April 1, 2024. In the meantime, payment amounts for Medicare Part B beneficiaries continue to be determined by CMS' regional billing contractors, known as DME MAC's.

To date, the Company has filed claims with DME MAC's for 40 MyoPros provided to Medicare Part B patients. The claims were submitted either for reimbursement as a rental, or if submitted after January 1, 2024, as a lump sum payment. Of these, the Company has received rental and lump sum payments for 21 patients covering all four Medicare billing regions. All unpaid claims continue to be in process with the DME MAC's.

Cash Position

Cash, cash equivalents and short-term investments as of December 31, 2023 were $8.9 million, Cash used in operating activities was $2.4 million for the fourth quarter of 2023, unchanged from the fourth quarter of 2022. Full year 2023 cash used in operations was $(6.2) million, a decrease of 40% compared with 2022.

In January 2024, the Company received net proceeds of approximately $5.4 million from a registered direct equity offering. Pro forma for this offering, the Company began 2024 with approximately $14.3 million in cash, cash equivalents and short-term investments.

Business Outlook

"Revenue for the first quarter 2024 is expected to be in the range of $4.1 million to $4.3 million, with growth expected to accelerate through the remainder of the year. Revenues from Medicare Part B patients are expected to be more significant beginning in the second quarter," added Mr. Gudonis. "With the proceeds from our recent equity offering, we are hiring staff to increase our clinical, reimbursement and manufacturing capacity in order to serve Medicare Part B patients. Our target is to bring 50 to 60 new employees on board by the end of the second quarter. Assuming we can increase capacity as planned, with no supply chain disruptions, we believe we have the opportunity to generate $28 million to $30 million in revenue in 2024, with second half revenues much higher than the first half. Assuming this rate of revenue growth, we believe reaching operating cash flow breakeven on a quarterly basis by the fourth quarter of 2024 is achievable."

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until March 21, 2024 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 5611785.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for first quarter and full year 2024 revenue, expectations regarding materiality of revenues from Medicare Part B patients and expectations for achieving operating cash flow breakeven on a quarterly basis, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
our ability to obtain sufficient reimbursement from third-party payers for our products;
•
our ability to navigate factors both within and outside our control to grow revenues sufficiently to achieve operating cash flow breakeven on a quarterly basis;
•
our revenue concentration with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
•
our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
•
our marketing and commercialization efforts;
•
our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
•
our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
•
our ability to effectively execute our business plan and scale up our operations;
•
our expectations as to our product development programs, including improving our existing products and developing new products;

•
our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
•
our expectations as to our clinical research program and clinical results;
•
our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
•
our ability to gain and maintain regulatory approvals;
•
our ability to compete and succeed in a highly competitive and evolving industry; and
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)
Revenue
Product revenue	$4,756,383	$4,041,526	$17,476,238	$14,555,229
License revenue	—	—	1,764,920	1,000,000
	4,756,383	4,041,526	19,241,158	15,555,229

Cost of revenue	1,651,505	1,413,916	6,058,775	5,302,133
Gross profit	3,104,878	2,627,610	13,182,383	10,253,096
Operating expenses:
Research and development	878,006	499,674	2,636,487	2,482,489
Selling, general and administrative	4,660,049	4,357,287	18,777,445	18,442,811
	5,538,055	4,856,961	21,413,932	20,925,300

Loss from operations	(2,433,177)	(2,229,351)	(8,231,549)	(10,672,204)

Other (income) expense
Interest income, net	(113,533)	(40,748)	(410,274)	(88,731)
Other (income) expense, net	-	(14,540)	785	1,101
Loss on equity investment	69,662	16,652	169,503	66,511
	(43,871)	(38,636)	(239,986)	(21,119)
Loss before income taxes	(2,389,306)	(2,190,715)	(7,991,563)	(10,651,085)
Income tax expense (benefit)	70,798	(23,265)	156,002	69,937
Net loss	$(2,460,104)	$(2,167,450)	$(8,147,565)	$(10,721,022)

Weighted average number of common shares outstanding:
Basic and diluted	35,182,105	7,349,122	29,499,340	7,051,447
Net loss per share attributable to common stockholders
Basic and diluted	$(0.07)	$(0.29)	$(0.28)	$(1.52)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$6,871,306	$5,345,967
Short-term investments	1,994,662	—
Accounts receivable, net	2,382,658	1,896,163
Inventories, net	1,803,507	1,399,865
Prepaid expenses and other current assets	598,850	573,462
Total Current Assets	13,650,983	9,215,457
Operating lease assets with right of use	663,554	508,743
Equipment, net	175,794	194,283
Investment in Jiangxi Myomo Medical Assistive Appliance Co. Ltd.	—	132,489
Other assets	91,237	111,034
Total Assets	$14,581,568	$10,162,006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	4,885,944	3,179,362
Current operating lease liability	486,143	353,701
Income taxes payable	96,461	48,220
Deferred revenue	8,510	20,653
Total Current Liabilities	5,477,058	3,601,936
Deferred revenue, net of current portion	—	498
Non-current operating lease liability	115,160	200,207
Total Liabilities	5,592,218	3,802,641
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	2,715	775
Additional paid-in capital	105,840,239	95,105,071
Accumulated other comprehensive income	83,669	43,227
Accumulated deficit	(96,930,809)	(88,783,244)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	8,989,350	6,359,365
Total Liabilities and Stockholders’ Equity	$14,581,568	$10,162,006

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the Year Ended December 31,	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,147,565)	$(10,721,022)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	164,306	192,799
Stock-based compensation	1,115,602	1,190,494
Accretion of discount on short-term investments	(110,788)	—
Bad debt expense	28,401	26,075
Amortization of right-of-use assets	353,375	349,828
Loss on equity investment	169,503	66,511
Other non-cash charges	(38,809)	111,755
Changes in operating assets and liabilities:
Accounts receivable	(495,599)	47,445
Inventories	(384,781)	(607,400)
Prepaid expenses and other current assets	(115,523)	224,677
Other assets	19,797	(15,704)
Accounts payable and accrued expenses	1,790,133	(711,898)
Operating Lease Liabilities	(460,790)	(406,759)
Deferred revenue	(12,642)	19,657
Other liabilities	(47,384)	—
Net cash used in operating activities	(6,172,764)	(10,233,542)
CASH USED IN INVESTING ACTIVITIES	(2,029,565)	(310,793)
CASH PROVIDED BY FINANCING ACTIVITIES	9,713,457	376,858
Effect of foreign exchange rate changes on cash	14,211	(10,934)

Net increase (decrease) in cash, cash equivalents and restricted cash	1,525,339	(10,178,411)

Cash, cash equivalents and restricted cash, beginning of period	5,345,967	15,524,378

Cash, cash equivalents and restricted cash, end of period	$6,871,306	$5,345,967

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
GAAP net loss	$(2,460,104)	$(2,167,450)	$(8,147,565)	$(10,721,022)
Adjustments to reconcile to Adjusted EBITDA:
Interest income, net	(113,533)	(40,748)	(410,274)	(88,731)
Depreciation expense	27,890	49,057	164,306	192,799
Stock-based compensation	334,120	273,369	1,115,602	1,190,494
Loss on investment in minority interest	69,662	16,652	169,503	66,511
Income tax expense (benefit)	70,798	(23,265)	156,002	69,937
Adjusted EBITDA	$(2,071,167)	$(1,892,385)	$(6,952,426)	$(9,290,012)

# # #